EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

The Board of Directors

Barbeques Galore Limited:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-46529, 333-52530 and 333-52532) on Form S-8 of Barbeques Galore Limited of our report dated March 20, 2003 relating to the consolidated balance sheets of Barbeques Galore Limited and subsidiaries as of January 31, 2003 and 2002 and the related consolidated statements of operations and other comprehensive income (loss), shareholders’ equity and cash flows for the years ended January 31, 2003, 2002 and 2001, which report appears in the January 31, 2003 Annual Report on Form 20-F of Barbeques Galore Limited and to the reference to our firm under the heading “Selected Financial Data” in the Form 20-F.

/s/    KPMG

KPMG

May 1, 2003

Sydney, Australia